UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2007

Power Integrations, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-23441	94-3065014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5245 Hellyer Avenue

San Jose, California 95138-1002

(Address of principal executive offices)

(408) 414-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2007, Power Integrations held its 2007 Annual Meeting of Stockholders. At the annual meeting, the stockholders approved the Power Integrations, Inc. 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan is an amendment and restatement of the Power Integrations, Inc. 1997 Stock Option Plan (the “1997 Plan”). As a result of the approval of the 2007 Plan, all stock awards granted after November 7, 2007 will be subject to the terms of the 2007 Plan. The approval of the 2007 Plan did not increase the number of shares that may be issued pursuant to the 1997 Plan, but rather expanded the types of awards that may be issued.

Previously, the 1997 Plan provided that only stock options could be issued pursuant to the 1997 Plan. Under the terms of the 2007 Plan, stock options, restricted stock, restricted stock unit awards, stock appreciation rights, performance stock award and other forms of stock awards determined by the Board of Directors, may be granted.

A full description of the 2007 Plan may be found in the Power Integrations proxy statement filed with the Securities and Exchange Commission on October 5, 2007, and the full text of the 2007 Plan has been appended thereto. The description of the 2007 Plan above is qualified in its entirety by reference to the description and 2007 Plan as filed.

The 2007 Plan currently provides that: (i) if shares of common stock subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes, (ii) a stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”), or (iii) an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, then the number of shares subject to the stock award that are not delivered to the participant will remain available for subsequent issuance under the 2007 Plan. In addition, the 2007 Plan currently provides that if the exercise price of any stock award is satisfied by tendering shares of common stock held by a participant (either by actual delivery or attestation), then the number of shares so tendered will remain available for issuance under the 2007 Plan.

On October 31, 2007, Power Integrations announced that it will amend the 2007 Plan to provide that: (i) if shares of common stock subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes, (ii) a stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”), or (iii) an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, then the number of shares subject to the stock award that are not delivered to the participant will not remain available for subsequent issuance under the 2007 Plan. In addition, Power Integrations will amend the 2007 Plan to provide that if the exercise price of a stock award is satisfied by tendering shares of common stock held by a participant (either by actual delivery or attestation), then the number of shares so tendered will not remain available for issuance under the 2007 Plan.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 7, 2007, Power Integrations filed a Certificate of Amendment to its Certificate of Incorporation amending its Certificate of Incorporation, which amendment was approved by the Power Integrations stockholders on November 7, 2007. The amendment of the Certificate of Incorporation removes the classified board structure, so that directors will be elected at each annual meeting. The amendment does not effect the terms of those directors whose terms currently extend beyond the 2008 Annual Meeting of Stockholders. As a result of the filing of the Certificate of Amendment, pursuant to a board action previously taken, the Power Integrations Bylaws were amended and restated on November 8, 2007 to remove the classified board structure from the Bylaws.

The Certificate of Amendment and the Bylaws, as amended and restated, are filed as Exhibits 3.1 and 3.2 hereto, and the description of the Certificate of Amendment and the Bylaws above are qualified by reference to those documents as so filed.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment to Certificate of Incorporation

3.2	Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Integrations, Inc.

By:	/s/ Rafael Torres
Name: Rafael Torres
Title: Chief Financial Officer

Dated: November 8, 2007

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment to Certificate of Incorporation

3.2	Amended and Restated Bylaws